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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.  1  )*
                                             -----

                XTO ENERGY INC. (f/k/a CROSS TIMBERS OIL COMPANY)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    98385X106
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 98385X106                   13G                Page 2 of 6 Pages
           -----------
------------------------                                ----------------------
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Liberty Acorn Trust
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts
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                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             5,550,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,550,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,550,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)          Name of Issuer:

                            XTO Energy Inc.


Item 1(b)          Address of Issuer's Principal Executive Offices:

                            810 Houston Street, Suite 2000
                            Fort Worth, Texas 76102


Item 2(a)          Name of Person Filing:

                            Liberty Acorn Trust ("Acorn")


Item 2(b)          Address of Principal Business Office:

                            Acorn is located at:

                            227 West Monroe Street, Suite 3000
                            Chicago, Illinois  60606


Item 2(c)          Citizenship:

                            Acorn is a Massachusetts business trust


Item 2(d)          Title of Class of Securities:

                            Common Stock

Item 2(e)          CUSIP Number:

                            98385X106

Item 3             Type of Person:

                            (d) Acorn is an Investment Company under Section 8 of the Investment Company Act.

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Item 4    Ownership (at December 31, 2001):

             (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                  5,550,000

             (b)  Percent of class:

                  4.5 % (based on 123,596,833 shares outstanding as of November 1, 2001)

             (c)  Number of shares as to which such person has:

                     (i)  sole power to vote or to direct the vote:  none
                    (ii)  shared power to vote or to direct the
                          vote: 5,550,000
                   (iii)  sole power to dispose or to direct the
                          disposition of:  none
                    (iv) shared power to dispose or to direct disposition of: 5,550,000


Item 5    Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not Applicable

Item 8    Identification and Classification of Members of the Group:

             Not Applicable

Item 9    Notice of Dissolution of Group:

             Not Applicable

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Item 10      Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002


                                LIBERTY ACORN TRUST



                                By:  /s/ Bruce H. Lauer
                                    --------------------------------------------
                                         Bruce H. Lauer
                                         Vice President, Treasurer and Secretary

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